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Exhibit 4.1

Tyco Electronics Ltd.

Schaffhausen, Switzerland

Share Capital:	CHF XXX fully paid in, divided into XXX Shares of CHF XXX each
CUSIP: H8912P106

Certificate no. XXX

over

XXX registered Shares
of CHF XXX each

fully paid in

Shares no. XXX-XXX

in the name of

XXX

The transfer of above mentioned shares has to be made by endorsement on this certificate. Any transfer must be registered in the share register of the company. For the company the transfer is only valid if the board of directors agreed to it.

For the Board of Directors:
XXX, Secretary

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  Exhibit 4.1